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Exhibit 10.3

                              EMPLOYMENT AGREEMENT


         AGREEMENT dated September 15, 1999, by and between Enterprises Solutions Inc., a Florida corporation ("Company"), and John A. Solomon ("Employee").

         WHEREAS, the Company is engaged in the business of developing and operating internet and computer security solutions, government and corporate systems integration and contract selling and development work;

         WHEREAS, the Company and the Employee wish to enter into an Employment Agreement in order to retain Employee's ongoing services as the President and Chief Executive of the Company or in such capacities as the Company's Board from time to time determines;

         WHEREAS, Employee is employed by the company in a confidential relationship wherein Employee, in the course of his employment with the Company, will become familiar with and aware of information as to the specific manner of doing business and the customers of and its afflilates and future plans with respect thereto, all of which will be maintained at great expense to the Company; this information is a trade secret and constitutes the valuable goodwill of the Company.


         WHEREAS, employee recognizes that the Company's business is dependent upon a number of trade secrets, including locations, trade contacts, supplies, techniques, methods and data. The protection of the trade secrets is of critical importance to the successful operation of the Company;

         WHEREAS, the Company will sustain great loss and damage if during the terms of this Agreement or Employee's employment with the Company, or for a period of one (1) year immediately following the termination of the Agreement or Employee's employment, for whatever reason, Employee should violate the provisions of Articles III or IV of this Agreement. Further, monetary damages for such losses would be extremely difficult to measure.

         NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                                    ARTICLE I
                              Employment and Duties

A. The Company hereby employs Employee as its President and Chief Executive Officer. Additional or different duties, titles or positions, however, may be assigned to Employee or may be taken from Employee from time to time by the Board of Directors ("Board") of the Company. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote his time, attention and efforts to promote and further the business and services of the Company. Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

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B.     Employee shall perform such duties, assume such responsibilities and devote such time, attention and energy to the business of the Company as the Board shall from time to time require and shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. However, the foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Paragraphs 3 or 4 hereof.

C. All funds received by Employee on behalf of the Company, if any, shall be held in trust for the Company and shall be delivered to the Company as soon as practicable.


                                   ARTICLE II
                                  Compensation

2.01 Salary. From and after the effective date of this Agreement, the Employee shall receive a salary ("Salary") from the Company in an amount equal to $200,000.00 per year.

The Employee's Salary shall be payable pursuant to a monthly schedule consisting of semimonthly payments ("Salary"), each such payment being in an amount equal to 1/72 of $600,000.00 or $8,333.33, Once the Company first receives funding in the amount of $10MM dollars, the Employee's Salary shall be increased to an amount equal to $500,000 per year minimum or set to equal the industry standard for other such executives in a similar size and scope as the Company, whichever is greater. All other conditions in Paragraph 2.01 and elsewhere in this agreement shall be adjusted to take into account the Employee's increased salary.

2.02 Expense Reimbursement. The Company shall reimburse Employee for all reasonable travel, entertainment and other expenses related to his employment by or promotion of the Company. Employee shall provide a written accounting and receipt of all expenses for which reimbursement is sought on a monthly basis and the Company shall reimburse all such expenses within ten (10) days following receipt of each written accounting.

2.03 Bonuses. The Employee shall be entitled to receive such bonuses as the Board shall determine om time to time in accordance with Company policy and at the sole discretion of the Board, but not less than 7% of the Net Before Tax corporate profits in each year of employment.

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2.04 Plan Participation. The Employee shall be entitled to participate in any and all stock option, stock bonus, pension, profit sharing, retirement or other similar plans adopted by the Company.

2.05 Other. The Employee shall be entitled to such fringe benefits as the Company shall establish for its employees generally which shall include with respect to the Employee at least four weeks paid vacation annually, (family) medical, life and disability insurance, disability pay, automobile and such other benefits as the Company shall adopt, subject to the discretion of the Company to add or delete such standard benefits as the Board deems appropriate, from time to time. During the term of his employment, Employee shall be entitled to borrow from the Company up to $750,000 on a secured basis. Any loan(s) taken by Employee pursuant to this provision shall bear simple interest at the annualized rate of 7%. Employee shall pay to the Company all accrued interest on a monthly basis. Employee's monthly interest payment shall be determined based on the applicable interest rate applied against the then current principal amount of the loan outstanding. Employee shall repay the principal amount of any loan(s) taken pursuant to this provision not later than ten (1O) years after receiving his first distribution of loan proceeds. As security for any loan(s) taken by Employee, Employee agrees to pledge to the Company that amount of the Company's stock owned by Employee representing 125% of the outstanding balance of any and all loans taken by Employee. The amount of stock to be pledged by Employee shall be adjusted monthly and shall be based on the closing bid price of the Company's stock on the first trading day of each month. Employee shall be entitled to receive one or more loans from the Company, however, the cumulative principal amounts of all loans taken shall not exceed $750,000.

2.06 Stock Compensation. The Employee shall be entitled to receive in the form of Common Stock of the Company shares in the amount of 225,000, shares, which shall be held in escrow by the Company, with 1/3rd being released to the Employee at the end of each year of employment completion. The right to the first 1/3rd of Common Stock shall vest upon execution of this contract and shall be issued to Employee on or before December 31, 1999. The employee shall receive 275,000 additional shares, which shall be earned at such time as his salary is increased pursuant to paragraph 2.01 above.

During the period of any restriction on Employee's ability to transfer the Company's stock issued to Employee pursuant to this Agreement, Company agrees that it shall reacquire from Employee, at current market prices, that number of shares of such stock as is necessary for Employee to satisfy his tax obligations, if any, resulting from the Company's issuance of stock to Employee.

In the event the Employee's employment by the Company is terminated on or before September 14, 2002 or following a "change in control of the Company", as defined in section 5.02E below, any stock bonus provided for above shall be deemed to be earned in full and shall be paid by the Company simultaneously with such change in control.

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                                   ARTICLE III
                            Non-Competition Agreement


A. Employee will not, during the period of this Agreement or of his employment by or with the Company, and for a period of one (1) year immediately following the termination of this Agreement or his employment, whichever is longer, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature (i) call upon any customer of the Company (including, but not limited to, any customer obtained for the Company by Employee) for the purpose of soliciting or selling any products or services in competition with those of the Company or its affiliates; (ii) call upon any employee of the Company or any of its affiliates for the purpose or with the intent of enticing them away from or out of the employ of the Company or any reason whatever; (iii) establish, enter it, be employed by or, advise, consult with or become a part of, any company, partnership, corporation or other business entity or venture, or in any way engage in business for himself or for others, in competition with the Company or its affiliates within one hundred (100) miles of the home office (of the Company and/or any affiliated company location, such location having a permanent and known facility wherein the Employee has served in any capacity and wherever Employee has performed duties or had management responsibility on behalf of the Company or its affiliates; or (iv) during or after the term of his employment with the Company, disclose the Company's customers or any other trade secrets of the Company whether in existence or proposed, to any person, firm partnership, corporation or business for any reason or purpose whatsoever.

B. Because of the difficulty of measuring economic losses to the Company and its affiliates as a result of his breach of the foregoing covenant and because of the immediate and irreparable damage that would be caused to the Company and its affiliates for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company and its affiliates in the event of breach by him by injunctions and restraining orders.

C. It is agreed by the parties that the foregoing covenants in this Paragraph 3 are necessary to protect the goodwill and business interests of the Company and its affiliates and impose a reasonable restraint on Employee in light of the activities and business of the Company and its affiliates on the date of the execution of this Agreement and the future plans of the Company; but it is also the intent of the Company and Employee that such covenants be construed and enforced in accordance with the activities and business of the Company and its affiliates on the date of the termination of the employment of the Employee.

D. The covenants in this Paragraph 3 are severable and separate and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restriction set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and the Agreement shall thereby be reformed.

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E.     All of the covenants in this Paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Employee against the Company or its affiliates, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of one (1) year stated at the beginning of this Paragraph 3, during which the agreements and covenants of Employee made in this Paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Paragraph 3 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action the Company or its affiliates seeks to enforce the agreements and covenants of Employee or in which any person contests the validity of such agreements and covenants or their unenforceability or seeks to avoid their performance or enforcement

                                   ARTICLE IV
              Non-Disclosure Agreement and Proprietary Information.

A. The Employee recognizes and acknowledges that the information, techniques, processes, formulas, developments, experimental work, work in progress, business, list of the Company's customers and any other trade secret or other secret or confidential information relating to Company's business as they may exist from time to time are valuable, special and unique assets of Company's business. In addition, Employee recognizes that Company is continually engaged in research and development of new inventions and improvements to the information, techniques, processes, formulas, developments, trade secrets, and other secrets and confidential matters relating to Company's business. Therefore, Employee agrees as follows:

1. That Employee will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to his employment, without the express authorization of the Board of Directors of the Company, any information, manufacturing technique, process, business customer lists, trade secrets or any other secrets or confidential matter relating to any aspect of the Company's business as designated from time to time by the Board of Directors of Company, except as such disclosure or use may be required in connection with Employee's work for the Company.

2. That upon request or at the time of leaving the employ of the Company, the Employee will deliver to the Company, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Company's business.


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3.     That the Board of Directors of the Company may from time to time designate other subject matters requiring confidentiality and secrecy which shall be deemed to be covered by the terms of this Agreement.

B. In the event of a breach or threatened breach by the Employee of the provisions of this Paragraph 4, the Company shall be entitled to an injunction:

1. Restraining the Employee from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or

2. Requiring that Employee deliver to Company all information, documents, notes, memoranda and any and all discoveries or other material as described above upon Employee's leave of the employ of the Company. Nothing herein shall be construed as prohibiting the Company from pursuing other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Employer.


                                    ARTICLE V
                               Term; Terminations

5.01 Term. The term of this agreement shall begin on September 15, 1999 and continue until September 14, 2002, unless further extended or sooner terminated as herein provided. On September l4, 2002, and on the 14th day of September each year thereafter, the term of the Employee's employment shall be automatically extended one (1) additional year unless, on or before sixty (60) days in advance of such 14th day of September 2002, the Company shall have delivered to the Employee or the Employee shall have delivered to the Company written notice that the term of the Employee's employment hereunder will not be extended.

5.02 Termination. This Agreement and Employee's employment may be terminated in any one of the following ways:

           A.   The death of Employee.

           B. The Company may terminate the Agreement after thirty (30) days written notice ("Notice of Termination") to Employee if, because of illness or physical or mental disability or other incapacity which continues for a period in excess of three (3) months, Employee is unable to perform his duties under this agreement.

                    1. Employee shall not be discharged during the Employment Period except for justifiable cause. For purposes of this Agreement, justifiable cause is limited to the following: willful, material dishonesty, including theft, misappropriation or material intentional falsehood; invidious discrimination or significant harassment, battery or assault of an officer, employee, customer,


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                         client or vendor of the Company, whether associated
                         with race, color, religion, national origin, age, sex, non-job related disability or any other factor or status protected by law; willful or wanton breach of fiduciary duties; material and persistent refusal to carry out lawfully assigned duties; intentional or grossly reckless defamation, conviction of a felony or other illegal public action that materially damages the Company's reputation. The termination of the Employee for reasons other than those specified in the preceding paragraph shall be deemed to be without justifiable cause. No action or inaction by the Employee shall be deemed to have occurred under this Agreement unless written notice of such action or inaction shall have been given to the Employee by the Company and the Employee shall have failed to cure or remedy such defect to the Company's reasonable satisfaction within sixty (60) days after the Employee receives written notice of the offending action or inaction. Any termination of the Employee without justifiable cause shall entitle the Employee to a minimum severance package of two (2) years current salary payable over six (6) monthly installments, or the balance of $600,000 less any payments made to Employee pursuant to this agreement, whichever is less. Employee will also be entitled to immediate issuance of shares in the Company equal to (he amount that shall be adjusted proportionately with any salary increase pursuant to paragraphs 2.01 and 2.06 above that will be 225,000 less shares already issued Employee or 500,000 less shares already issued Employee whichever number is in force at the time of the termination.

C.     Thirty (30) days notice by Employee of his intent to resign his position.

D. For purposes of this Agreement, a "change in control of the Company" shall mean a change in control that would be required to be reported in response to Item I (a) of Form 8-K under the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if i) any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, as constituted, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, (ii) during any period of three consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a Director at the beginning of such period has been approved in advance by Directors representing at least two-thirds of the Directors then in office who were Directors at the beginning of the period.

F. In the event the Company terminates, or attempts to terminate, the employment of the Employee other than as provided above, or the Company otherwise is in breach of the terms of this Agreement, the Company agrees to pay or reimburse the Employee for, all legal fees, costs and other damages, including back-pay and benefits if applicable, incurred as a result of such breach or wrongful termination.

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       5.3   Compensation Upon Termination or During Disability

             A. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Employee shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to section 5.02B hereof.

             B. If the Employee's employment shall be terminated pursuant to
                Section 5.02B, the Company shall pay the Employee his full salary through the date of termination, at the rate in effect at the time Notice of Termination is given, plus all outstanding expenses payable pursuant to Section 2.02 hereof and the Company shall have no further obligations to the Employee under this Agreement.

             C. If the Employee shall terminate his employment under Section
                5.02D hereof, the Company shall pay the Employee his full salary through the date of termination at the rate in effect at the date of termination, plus all outstanding expenses payable pursuant to section 2.02 hereof.

             D. If the Company shall terminate the Employee's employment in breach hereof or within one year of a "change in control of the Company", for any reason other than death or disability under section 5.02A or B, then:

                2. The Company shall pay the Employee for any termination
                   without justified cause a minimum severance package of (2) years current salary payable over six (6) months installments, or the balance of $600,000 less any payments made to Employee pursuant to this agreement, whichever is less. The amount and stock in this paragraph shall be adjusted proportionately with any salary increase pursuant to paragraphs 2.01 and 2.06 above. Employee will be entitled to immediate issuance of shares in the Company equal to 225,000 less shares already issued Employee or 500,000 less shares already issued Employee whichever number is in force at the time of the termination.

                3. The Company shall maintain in full force and effect, for the continued benefit of the Employee for three (3) months from the date of termination, all employee benefit plans and programs in which the Employee was entitled to participate immediately prior to the date of termination provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. All such benefit plans and programs shall be maintained at the level and value provided immediately prior to the date of termination. In the event that the Employee's participation in any such plan or program is barred, the Company shall arrange to provide the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

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                   Employer shall be permitted to take key man life insurance out on employee, with the company as beneficiary in the amount up to $1,000,000.

                   Except as required above, the Company shall not be required to maintain in force for the benefit of the Employee any employee benefit plans or programs following the date of termination.

             E. The Employee shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise.

                                   ARTICLE VI
                           Representations of Employee

         Employee has represented and hereby represents and warrants to the Company that he is not subject to any restriction or non-competition covenant in favor of a former employer or any other persons or entity and that the execution of this Agreement by Employee and his employment by the Company or its affiliates and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity. Further, Employee agrees to indemnify the Company and its affiliates for any claim, including, but not limited to, attorney's fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company or its affiliates based upon or arising out of any non-competition agreement or invention and secrecy agreement between Employee and such third party.


                                   ARTICLE VII
                                  Miscellaneous

7.01 Complete Agreement. This Agreement is not a promise of future employment. There are no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written agreement may not be later modified except by a further writing signed by the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such terms.

7.02 No Waiver. No waiver by the parties hereto of any default or breach of any terms, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.


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7.03 Non Delegation of Duties. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, that he cannot delegate any part of his duties under this Agreement.

7.04 Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To the Company:       Enterprises Solutions Inc.
                               5061 N. Dixie Highway
                               Boca Raton, FL 33431

         To Employee:          John A. Solomon
                               15 Raven Road
                               Canton, MA 02021


Notice shall be deemed given and effective three (3) days after the deposit in the Unites States mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 7.04.

7.05 Severability: Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

7.06 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of Boca Raton, Florida in accordance with the rules then existing of the American Arbitration Association and judgement upon the award may be entered in any Court having jurisdiction thereof.

7.07 Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Florida.

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IN WITNESS WHEREOF, the parties,have executed this Agreement as of the day and date herein first set forth.



                                                ENTERPRISES SOLUTIONS INC.
WITNESSED BY:
                                                /s/ Wayne B. Kight, Pres.
                                                -------------------------
___________________                                 Wayne Kight
                                                    Corporate President
Dated: ____________




                                                EMPLOYEE:
WITNESSED BY:


___________________                             /s/ John A. Solomon
                                                -------------------
                                                    John A. Solomon
Dated:_____________